Exhibit (a)(1)(I)

Option for RSU Exchange Program
ELECTION AND WITHDRAWAL FORM
Date
Employee Name
Address
City, State, Zip
Dear Employee:
Listed below are your current outstanding eligible stock option grants that may be surrendered for exchange in the Clearwire Option for RSU Exchange Program (the “Exchange Offer”) pursuant to the Offer to Exchange document. Please review the Offer to Exchange document and this election form carefully prior to making your election.
You may make your election to exchange your eligible stock options on-line at the Option for RSU Exchange Program website (the “Exchange Website”) which is available at https://clearwire.equitybenefits.com. This is the easiest and most timely way to make your election.
Otherwise, to make an election using this paper election form, select either “Yes” or “No” in the election box below next to each eligible option grant. A “Yes” election means you want to surrender the selected eligible option grant and exchange it for RSUs. A “No” election means you do not want to surrender the selected eligible option grant. You should make an election for each eligible option grant in the table below. Any election form submitted without a “Yes” checked in the election box next to each eligible option grant below will be assumed to be a “No” election. You may elect to exchange your eligible option grants by submitting the election form via one of the delivery methods described below. If you elect to submit your paper election form, it must be signed and dated. If your election form is not signed and dated, it will be rejected and you will not be allowed to exchange your eligible options for RSUs.
FOR AN ELECTION TO BE EFFECTIVE, THIS ELECTION FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY CLEARWIRE, OR AN ON-LINE ELECTION MUST BE SUBMITTED, BEFORE THE EXPIRATION DEADLINE OF 5:00 P.M., PACIFIC DAYLIGHT TIME, ON JUNE 7, 2011 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).
You may modify or withdraw your election(s) at any time before the expiration of the Exchange Offer. Your final election(s) received before the expiration of the Exchange Offer will supersede any previous election(s).

Eligible Option Grant						Replacement RSUs
Vest
Grant				Options	Options			Schedule
Number	Type	Date	Price ($)	Outstanding	Vested	Type	Shares	(Years)	Election
									☐ Yes	☐ No
									☐ Yes	☐ No
									☐ Yes	☐ No
									☐ Yes	☐ No
If you choose to make your election on-line on the Exchange Website, go to https://clearwire.equitybenefits.com and enter your Clearwire e-mail address. Then enter your initial password (the last four digits of your social security number). You will be prompted to change your password upon your initial login. If you are unable to make your election on the Exchange Website, you can submit your properly completed, signed and dated election form via one of the following methods:
     Scan and e-mail to: stockoptions@clearwire.com

Fax to:	(425) 968-1900

Mail to:	Clearwire Attn: Stock Plan Administrator 4400 Carillon Point Kirkland, WA 98033
Your eligible options will not be considered surrendered until we receive your properly submitted election form. Your properly submitted form must be received by the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that your election form is properly completed, submitted and received by the deadline.

ELECTION TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS
Agreement to Terms of Election
By electing to surrender my eligible options for exchange, I understand and agree to all of the following:
1. I surrender to Clearwire for exchange those eligible option grants specified in the table above (the eligible option grants marked “Yes” in the election box) and understand that, upon acceptance by Clearwire, this election form will constitute a binding agreement between Clearwire and me, unless Clearwire receives a valid withdrawal election from me with respect to such eligible option grants before the Exchange Offer expires.
2. I understand that if I validly surrender eligible option grants for exchange, and such eligible option grants are accepted and cancelled, I will lose my rights to purchase any shares under such eligible option grants and I will receive in exchange a lesser amount of new Restricted Stock Units (RSUs).
3. I understand that any new RSUs issued to me in the Exchange Offer will have a new vesting schedule, as described in the Offer to Exchange document.
4. I understand that the new RSUs will be subject to the terms and conditions of the Clearwire Corporation 2008 Stock Compensation Plan (the “2008 Plan”).
5. I acknowledge that Clearwire has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.
6. To remain eligible to surrender eligible option grants for exchange in the Exchange Offer, I understand that I must (i) be employed by Clearwire or one of its subsidiaries on the date the Exchange Offer commences, (ii) remain employed by Clearwire or one of its subsidiaries through the date the Exchange Offer expires, and (iii) be eligible to participate in the Company’s 2008 Stock Compensation Plan.
7. I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Clearwire or one of its subsidiaries. The terms of my employment with Clearwire remain unchanged. I understand that Clearwire cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the date the Exchange Offer expires, the RSU grant date or thereafter.
8. I understand that in accordance with the Offer to Exchange document, Clearwire may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that any eligible options surrendered for exchange but not accepted by Clearwire will remain in effect with their current terms and conditions.
9. I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible options at any time until the Exchange Offer expires. I understand that my election to surrender my eligible options will be irrevocable at 5:00 p.m., Pacific Daylight Time, on Tuesday, June 7, 2011, unless the Exchange Offer is extended.
10. I hereby sell, assign and transfer to Clearwire all right, title and interest in and to all of the eligible option grants that I am surrendering for exchange as specified in the table above.
11. I understand that I must mark the “Yes” box for each eligible option grant in the table above that I desire to surrender for exchange, and that if I do not select “Yes” for an eligible option grant, then the Company will assume I am selecting “No” for such grant, and the grant will not be surrendered for exchange.
12. I agree to all of the terms and conditions of the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)

Eligible Employee’s Address (if different than shown on the cover of this form)

Eligible Employee’s Daytime Phone Number
When submitting this paper election form, please return the entire election form.